UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD
Specialized Disclosure Report

Cardinal Health, Inc.
(Exact name of the registrant as specified in its charter)

Ohio	1-11373	31-0958666
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Cardinal Place, Dublin, Ohio 43017
(Address of principal executive offices) (Zip code)

Jessica L. Mayer
Chief Legal and Compliance Officer (614) 757-5000
(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this Form is being submitted, and provide the period to which the information in this Form applies:
☑    Rule 13p-1 under the Securities Exchange Act (17 CFR 204.13p-1) for the reporting period from January 1, 2025 to December 31, 2025.
□    Rule 13q-1 under the Securities Exchange Act (17CFR 204.13q-1) for the fiscal year ended     .

Section 1 - Conflict Minerals Disclosure

Item 1.01. Conflict Minerals Disclosure and Report Conflict Minerals Disclosure
A copy of Cardinal Health, Inc.'s Conflict Minerals Report for the reporting period from January 1, 2025 to December 31, 2025 is filed as Exhibit 1.01 hereto and is publicly available on the company's website at https://www.cardinalhealth.com/en/about-us/environmental-social-governance/policies-and-principles.html. Information contained on our website is not incorporated by reference into this Form SD or the accompanying Conflict Minerals Report.

Item 1.02. Exhibit

A copy of the Conflict Minerals Report is attached hereto as Exhibit 1.01 and incorporated herein by this reference.

Section 2 - Resource Extraction Issuer Disclosure

Item 2.01. Resource Extraction Issuer Disclosure and Report

Not applicable.
Section 3 - Exhibits Item 3.01. Exhibits
Exhibit No.    Description
1.01    Conflict Minerals Report for the reporting period from January 1, 2025 to December 31, 2025

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Cardinal Health, Inc.
(Registrant)

Date:	June 1, 2026	By:	/s/ JESSICA L. MAYER
Jessica L. Mayer
Chief Legal and Compliance Officer